Exhibit 4.1

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of December 19, 2016, by and among Fuse Medical, Inc., a Delaware corporation (the “Company”), Christopher Pratt (“Pratt”), Robert Donehew (“Donehew” and, together with Pratt, the “Key Holders”), Reeg Medical Industries, Inc., a Texas corporation (“Reeg Medical”), and NC 143 Family Holdings, LP, a Texas limited partnership (“NC 143” and, together with Reeg Medical, the “Investors”). The Key Holders and the Investors, together with any persons who subsequently become parties hereto, shall be referred to herein as “the “Stockholders”.

RECITALS

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of the date hereof, by and among the Company and the Investors (the “Purchase Agreement”), the Investors have purchased from the Company, and the Company has issued and sold to the Investors, shares of common stock of the Company, par value $0.01 per share (the “Common Stock”);

WHEREAS, in connection with the Purchase Agreement and the transactions contemplated thereby, the parties desire to, among other things, set forth their agreements and understandings as stockholders of the Company with respect to setting the size of the Board of Directors (the “Board”), electing directors and voting shares of Common Stock held by the Stockholders in certain matters; and

WHEREAS, the obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

1.    Voting Provisions Regarding Board of Directors.

1.1    Size of the Board. From and after the date hereof, each Stockholder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at five (5) directors. For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board, including, without limitation, all shares of Common Stock and preferred stock by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.2    Board Composition.

(a)    From and after the date hereof, each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary, and the Company will take all reasonable actions within its control as shall be necessary to cause:

(i)    the nomination and election of three (3) directors of the Company designated by the Investors (the “Investor Designees”), which Investor Designees shall have sole right and authority to appoint and remove the chairman of the Board (the “Chairman”);

(ii)    the nomination and election of two (2) directors of the Company designated by the Key Holders (the “Key Holder Designees”);

(iii)    the prompt removal (with or without cause) of any or all Investor Designees at the written request of the Investors (but only upon such written request and under no other circumstances);

(iv)    the prompt removal (with or without cause) of any or all Key Holder Designees at the written request of the Key Holders (but only upon such written request and under no other circumstances);

(v)    in the event that any Investor Designee for any reason ceases to serve as a director of the Company during such director’s term of office, the resulting vacancy shall be filled by a person designated by the Investors; and

(vi)    in the event that any Key Holder Designee for any reason ceases to serve as a director of the Company during such director’s term of office, the resulting vacancy shall be filled by a person designated by the Key Holders.

(b)    Effective as of the date hereof, (i) the Investor Designees shall be Christopher C. Reeg, Mark W. Brooks and William E. McLaughlin, III, (ii) the Key Holder Designees shall be Pratt and Donehew, and (iii) the Chairman shall be Mark W. Brooks.

(c)    All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors pursuant to this Section 1.2 to call a special meeting of the Stockholders for the purpose of electing directors.

1.3    Failure to Designate a Board Member. In the absence of any designation of a director by the Investors or the Key Holders, the director previously designated by the Investors or the Key Holders, as the case may be, and then serving shall be reelected if still eligible to serve as provided herein.

1.4    No Liability for Election of Recommended Directors. No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement. For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (each, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person.

1.5    No “Bad Actor” Designees. Each Stockholder hereby represents and warrants to the Company that, to such Stockholder’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act of 1933 (the “Securities Act”) (each, a “Disqualification Event”) is applicable to any of such Stockholder’s initial designees named above, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”. Each Stockholder hereby covenants and agrees (A) not to designate or participate in the designation of any director designee who, to such Stockholder’s knowledge, is a Disqualified Designee and (B) that in the event such Stockholder becomes aware that any individual previously designated by any such Stockholder is or has become a Disqualified Designee, such Stockholder shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.

2.    Voting Rights.

(a)    During the term hereof, each Stockholder agrees, in its capacity as a stockholder of the Company, to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, in whatever manner as shall be necessary to amend the Certificate of Incorporation of the Company (the “Charter”) or the Bylaws to provide that:

(i)    a quorum for Board action shall require at least sixty percent (60%) of the directors then serving on the Board;

(ii)    approval for a change in the size of the Board shall require an eighty percent (80%) vote of the directors serving on the Board (a “Director Super Majority”);

(iii)    approval for any new issuance of the Company’s securities to the Stockholders or any of their Affiliates or family members shall require a Director Super Majority; and

(iv)    approval for all other action to be taken by the Board shall require at least sixty percent (60%) of the directors then serving on the Board.

(b)    Notwithstanding anything stated to the contrary herein, the Shares owned by the Stockholders shall not be voted in favor of any proposal by the Company to effect an amendment to the Charter unless a majority (initially, three) of the Stockholders approve such amendment.

3.    Majority Determination. Any determination made by the Investors under this Agreement shall be made pursuant to the determination of the holders of a majority of all the Shares owned by the Investors at the time of such determination. Any determination made by the Key Holders under this Agreement shall be made pursuant to the determination of the holders of a majority of all the Shares owned by the Key Holders at the time of such determination.

4.    Remedies.

4.1    Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

4.2    Irrevocable Proxy and Power of Attorney.

(a)    From and after the date hereof, each party to this Agreement hereby:

(i)    constitutes and appoints as the proxy of such party, and hereby grants a power of attorney to, the person serving as Chief Executive Officer of the Company during the term of this Agreement (the “CEO”), with full power of substitution, with respect to the matters set forth herein, including, without limitation, the election of persons as members of the Board in accordance with Section 1.2, and voting to amend the Charter and Bylaws pursuant to Section 2; and

(ii)    authorizes the CEO to represent and to vote, if and only if such party (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with Section 1.2 or the amendment of the Charter and the Bylaws pursuant to and in accordance with Section 2 or to take any action necessary to effect an other provisions of this Agreement.

(b)    Each of the proxy and power of attorney granted pursuant to this Section 4.2 is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 5.

(c)    From and after the date hereof, each party to this Agreement hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 5, grant or purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

4.3    Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

4.4    Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not exclusive or alternative.

5.    Term. This Agreement shall be effective as of the date hereof and shall continue in effect until, and shall terminate upon, the earliest to occur of (a) the consummation of a sale of the Company and distribution of proceeds to, or escrow for, the benefit of the Stockholders in accordance with the Charter; (b) June 15, 2017; or (c) the termination of this Agreement in accordance with Section 6.8 below.

6.    Miscellaneous.

6.1    Additional Parties. In the event that, during the term of this Agreement, the Company enters into an agreement with any Person to issue shares of capital stock to such Person, following which such Person and such Person’s Affiliates shall hold Shares constituting five percent (5%) or more of the Company’s then outstanding capital stock (treating for this purpose all shares of Common Stock issuable to such Person and such Person’s Affiliates upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised and/or converted or exchanged), then, the Company shall cause such Person and such Person’s Affiliates, as a condition precedent to entering into such agreement, to become parties to this Agreement by executing an Adoption Agreement in the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as Stockholders and thereafter such Persons shall be deemed Stockholders for all purposes under this Agreement.

6.2    Transfers. Each transferee or assignee of any Shares from a Person subject to this Agreement shall be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee or assignee, such transferee or assignee shall be deemed to be a party hereto as if such transferee or assignee were the transferor or assignor and such transferee’s or assignee’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor and Stockholder, or Key Holder and Stockholder, as applicable. The Company shall not permit the transfer of the Shares held by a Person subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 6.2. Each certificate, instrument, or book entry representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be notated by the Company with the legend set forth in Section 6.12.

6.3    Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legatees, legal representatives, successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective heirs, legatees, legal representatives, successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.4    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO RULES OR PRINCIPLES OF CONFLICTS OF LAW REQUIRING THE APPLICATION OF THE LAW OF ANOTHER STATE. ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING CLAIMS SOUNDING IN CONTRACT, TORT, STATUTORY OR OTHERWISE, SHALL BE SETTLED EXCLUSIVELY AND FINALLY IN ACCORDANCE WITH SECTION 6.7 OF THE PURCHASE AGREEMENT.

6.5    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.6    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.7    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to such email addresses, facsimile numbers or addresses as subsequently modified by written notice given in accordance with this Section 6.7. If notice is given to the Company, it shall be sent to 1300 Summit Avenue, Suite 670, Fort Worth, Texas 76102.

6.8    Consent Required to Amend, Terminate or Waive. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company and (b) the holders of a majority of the Shares then held by the Stockholders. Notwithstanding the foregoing:

(a)    this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Stockholder without the written consent of such Stockholder unless such amendment, termination or waiver applies to all Stockholders, as the case may be, in the same fashion; and

(b)    any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party.

The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination or waiver effected in accordance with this Section 6.8 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver. For purposes of this Section 6.8, the requirement of a written instrument may be satisfied in the form of an action by written consent of the Stockholders circulated by the Company and executed by the Stockholder parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.

6.9    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

6.10    Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11    Entire Agreement. This Agreement (including the exhibits and schedules hereto) and the other Transaction Agreements (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

6.12    Certificate Legend. Each certificate, instrument or book entry representing any Shares issued to the Stockholders, including any Person who hereafter becomes a party to this Agreement, shall be notated by the Company with a legend reading substantially as follows:

“THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO

AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates, instruments, or book entries evidencing the Shares issued after the date hereof to any Person subject to this Agreement to be notated with the legend required by this Section 6.12 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of such Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates, instruments, or book entries evidencing any of such Shares to be notated with the legend required by this Section 6.12 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

6.13    Stock Splits, Stock Dividends, etc. In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be notated with the legend set forth in Section 6.12.

6.14    Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

6.15    Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

6.16    Aggregation of Stock. All Shares held or acquired by a Stockholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such affiliated Persons may apportion such rights as among themselves in any manner they deem appropriate.

6.17    Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

COMPANY:

FUSE MEDICAL, INC.

By:	/s/ David Hexter
Name:	David Hexter
Title:	Chief Financial Officer

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

STOCKHOLDERS:

/s/ Christopher Pratt
Christopher Pratt

/s/ Robert Donehew
Robert Donehew

REEG MEDICAL INDUSTRIES, INC.

By:	/s/ Christopher C. Reeg
Christopher C. Reeg
President

NC 143 FAMILY HOLDINGS, LP

By:	NC 143 Family Holdings GP, LLC, its general partner

By:	/s/ Mark W. Brooks
Mark W. Brooks
Manager

[Signature Page to Voting Agreement]

SCHEDULE A

STOCKHOLDERS

Name and Address	Number of Shares of Common Stock
Christopher Pratt 4600 Porto Vila Ct. Fort Worth TX, 76126 Email address: cpratt007@aol.com	1,175,476
Robert Donehew 111 Village Pkwy Bldg. 2 Marietta, GA 30067 Email address: rdonehew@aol.com	367,502
Reeg Medical Industries, Inc. 3024 Westminster Ave Dallas, TX 75205 Email address: chrisreeg@live.com	4,000,000
NC 143 Family Holdings, LP 1565 North Central Expressway, Suite 200 Richardson, TX 75080 Email address: incaremed@aol.com	5,000,000

[Schedule A to Voting Agreement]

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on             , 20    , by the undersigned (the “Holder”) pursuant to the terms of that certain Voting Agreement dated as of December 19, 2016 (the “Agreement”), by and among the Company and certain of its Stockholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1    Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”) or options, warrants or other rights to purchase such Stock (the “Options”), for one of the following reasons (Check the correct box):

☐	as a transferee of Shares from a party in such party’s capacity as an “Investor” or “Key Holder” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” or a “Key Holder”, as the case may be, and a “Stockholder” for all purposes of the Agreement.

☐	as a new investor in accordance with Section 6.1 of the Agreement, in which case Holder will be a “Stockholder” for all purposes of the Agreement.

1.2    Agreement. Holder hereby (a) agrees that the Stock, Options, and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3    Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

ACCEPTED AND AGREED:

HOLDER:	FUSE MEDICAL, INC.

By:	By:
Title:	Title:

Address:

Facsimile Number:

[Exhibit A to Voting Agreement]